Exhibit 10.2
September 12, 2006
<name>
Dear <name>:
In recognition of your continued commitment to the company and to encourage you to remain an employee during this process of exploring strategic alternatives, The BISYS Group, Inc. (“BISYS”) is pleased to provide to you special retention bonus opportunity under the following terms. You shall be entitled to receive a lump-sum retention bonus in the amount of $[            ] if you remain continuously employed with the Company on a full-time basis through March 8, 2007. Such bonus shall be paid on the first scheduled payroll date following March 8, 2007. In addition, in the event there is a change of control (as such term is defined below), you shall also be entitled to receive an additional lump-sum bonus in the amount of $[            ], provided that you remain continuously employed with BISYS on a full-time basis through September 8, 2007. In the event that there is a change of control, such bonus would become payable on the first scheduled payroll date following September 8, 2007. You understand that you must remain employed on a full-time basis to be eligible to receive these payments, except in the event you are terminated without cause (as such term is defined below) during the period covered by this letter, in which case any remaining unpaid portion of the bonus amounts described herein will be accelerated and paid out to you, provided that the second bonus payment will only be accelerated and paid out in the event that a change of control has previously occurred or if a transaction that would result in a change of control has been publicly announced prior to your termination. Any payment of the special retention bonus amounts described herein shall be shall be paid net of any applicable withholding required under federal, state or local law.
Neither this special retention bonus opportunity nor any other company bonus or supplemental compensation for which you may be eligible will be considered part of your base salary. Nor will this or any other bonus or supplemental compensation be included in compensation calculations for purposes of paid time off, severance pay under the BISYS Salary Continuation Plan or any other company severance policy or plan, or any other similar payout that may be paid to you during this or any period. Moreover, neither this special retention bonus opportunity nor any other bonus or supplemental compensation shall replace or otherwise affect any of the benefits to which you may be entitled under your Key Executive Separation Agreement with BISYS. Once paid out to you, this special retention bonus pay will not necessarily be replaced with any further bonuses, benefits, or other forms of compensation, and this bonus pay does not replace your annual management incentive bonus, if you are currently eligible for that program.
Please understand that you will forfeit entitlement to this special retention bonus pay in the event your employment with the company is terminated for “cause,” as that term is defined herein or if you terminate your employment with BISYS for any reason. Nothing in this letter or its terms will affect your status as an at-will employee; both you and BISYS will remain free to end your employment relationship at any time and for any reason.
For purposes of this letter, (A) “cause” shall mean (i) conviction for or a plea of nolo contendere to any felony or of any other crime involving dishonesty; (ii) participation in any criminal or misdemeanor fraud, misappropriation of funds, embezzlement or other similar acts of misconduct by the you with respect to the company; (iii) failure to perform reasonable material duties in the course of your employment with the company or to carry out any lawful company directives commensurate with such duties; or (iv) failure by you to obey the reasonable orders or policies of the company or violation of the company’s Code of Conduct; and (B) “change of control” shall mean (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of BISYS (or the business unit to which you are primarily part of) to any person or entity or group of persons other than BISYS and its affiliates, or (ii) the merger, consolidation or other business combination of BISYS with or into another corporation with the effect that the shareholders of BISYS, as the case may be, immediately following the merger, consolidation or other business combination, hold 50% or less of the combined voting power of the then outstanding securities of the surviving corporation of such merger, consolidation or other business combination ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.
This letter shall be binding upon any successor of BISYS (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that BISYS would be obligated under this agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this letter, BISYS shall require such successor expressly and unconditionally to assume and agree to perform BISYS’s obligations under this letter, in the same manner and to the same extent that BISYS would be required to perform if no such succession had taken place. The term BISYS as used in this letter, shall mean BISYS and any successor or assignee, which by reason hereof becomes bound by this letter.
Please also understand that this offer of special retention bonus pay and its terms are highly confidential, and we expect you to hold them in the strictest confidence. If BISYS learns of any disclosure of this letter or its terms to anyone other than your immediate family members, the company must reserve its right to demand the return of the additional compensation already paid out, as well as to rescind its offer to pay any future installments of special retention bonus pay. Of course, you may discuss this letter with your Human Resources representative, the Company’s legal department or the head of your department.
We want to thank you for your hard work and your dedication to the company during a period of changing circumstances, great challenges, and great opportunities. This special retention bonus opportunity is a way for the company to show its appreciation and recognition of the critical nature of your contributions to the continued success of BISYS.

Pleases indicate your acceptance of this agreement by signing this letter in the space indicated below and returning a copy to Sharon Murphy.
Very truly yours,
The BISYS Group, Inc.
Robert J. Casale
Interim President and CEO
AGREED as of the date first above
written

[NAME                    ]